Exhibit 10.88

COMPENSATION ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS

Directors who are neither employees of nor consultants to InterMune, Inc. (each, a “non-employee director”) receive an annual retention fee of $30,000 (except for Chairman Ringo, who receives an annual retention fee of $60,000), paid on a quarterly basis. In addition, each committee member receives a fee of $1,000 per committee meeting attended (except for Chairman Ringo, who receives $2,000 per committee meeting he attends) and the chairman of each committee receives an additional $500 per committee meeting attended.

All other compensation arrangements between InterMune and each of its non-employee directors are referenced in the Exhibit Index to this Annual Report on Form 10-K.